Exhibit 99.1

Fred's Reports Fourth Quarter and Full Fiscal Year 2015 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 23, 2016--Fred's, Inc. (NASDAQ:FRED) today reported financial results for the fourth quarter and year ended January 30, 2016.

  Comparable store sales increased 1.7% for the fourth quarter and 1.5% for the full year, achieving Company guidance and marking the best sales performance since 2010.
  Adjusted earnings per share totaled $0.07 in the fourth quarter and $0.09 for the year, compared with $0.02 in the fourth quarter and ($0.20) for the year in 2014.
  Adjusted EBITDA for the year increased 46% to $53.2M over last year.

For the fourth quarter of 2015, Fred's net loss totaled $3.9 million or ($0.11) per share compared with a net loss of $8.2 million or ($0.22) per share for the fourth quarter of last year. For the fourth quarter of 2015, Fred's adjusted income, a non-GAAP financial measure (see reconciliation below), was $2.4 million or $0.07 per share versus $0.7 million or $0.02 per share for the fourth quarter of 2014.

Fred's adjusted financial results for the fourth quarter of 2015 exclude the following non-operational items: charges totaling approximately $6.3 million after tax or ($0.18) per share for an abnormally large increase in the LIFO reserve, impairment charges for the closure of five stores, adjustments for taxes and licenses, professional fees and other non-recurring items. The loss in the prior-year quarter included costs to close stores and provisions for inventory reserves totaling approximately $8.9 million after tax or ($0.24) per share.

(dollars in thousands, except per share amounts)	Fiscal 2015 Fourth Quarter	Fiscal 2014 Fourth Quarter	Change
Revenue	$554,577	$504,425	10% Increase
Adjusted gross profit	$138,401	$136,110	2% Increase
Adjusted SG&A expense	$134,808	$136,845	1% Decrease
Adjusted EBITDA	$15,746	$12,857	22% Increase
Adjusted diluted EPS	$0.07	$0.02	250% Increase

	Fiscal Year 2015	Fiscal Year 2014	Change
Revenue	$2,150,703	$1,970,049	9% Increase
Adjusted gross profit	$551,606	$533,204	3% Increase
Adjusted SG&A expense	$546,276	$545,006	Flat
Adjusted EBITDA	$53,244	$36,428	46% Increase
Adjusted diluted EPS	$0.09	$(0.20)	145% Increase

See discussion of reconciling items between GAAP and non-GAAP financial measures above and on next page.

For fiscal 2015, Fred's net loss totaled $7.4 million or ($0.20) per share compared with a net loss of $28.9 million or ($0.80) per share for fiscal year 2014. Fred's adjusted income for fiscal 2015, excluding the items discussed earlier as well as estimated claims against the Company related to a previously reported data security breach, was $3.4 million or $0.09 per share versus an adjusted loss of $7.3 million or ($0.20) per share for fiscal 2014.

Fred's total sales for the fourth quarter of fiscal 2015 increased 10% to $554.6 million from $504.4 million for the fourth quarter last year. Excluding sales of $16.0 million from stores closed mainly in the fourth quarter of 2014, total sales increased 14% for the fourth quarter of 2015. Comparable store sales for the quarter increased 1.7% versus flat comparable store sales in the fourth quarter of last year. Fred's total sales for fiscal 2015 increased 9% to $2.151 billion compared with $1.970 billion for fiscal 2014. Excluding sales of $71.7 million from stores closed mainly in 2014, total sales increased 13% for fiscal 2015. On a comparable store basis, fiscal 2015 sales increased 1.5% versus a decrease of 0.6% for fiscal 2014.

Commenting on the results, Jerry A. Shore, Chief Executive Officer, said, "Fred's financial performance for the fourth quarter, from the top line through adjusted earnings, reflected increasing momentum of significant improvements that we have made throughout our company over the course of the past year. We were very pleased with the total sales increase, which was driven by the growth in specialty pharmacy, the success of our holiday seasonal programs, and the expanded product assortments throughout our stores. The team refocused merchandising for the holiday period, which was well received by our customers. With improved supply chain efficiency, merchandise was in the stores earlier to ensure that our customers knew that Fred's was in the holiday business in 2015. An enhanced merchandising plan was communicated to the stores, which improved our operators' ability to execute. All of this was supported by a stronger marketing effort."

Shore added, "Another area of improvement during the fourth quarter and year was increased leverage of selling, general and administrative expenses. In the fourth quarter, total expenses on an operating basis declined from last year's level, while sales increased 10%. Our team has implemented strong cost controls in areas such as store occupancy costs, supply chain productivity, and pharmacy, where we reduced the cost to fill prescriptions.

"As we look forward to 2016, we project that adjusted EBITDA will grow in the range of 35% to 45% on top of the 46% growth that occurred in 2015," Shore continued. "This will be accomplished through continued strong sales growth, ongoing and increased traction from the many improvements made last year. There will also be new investments and initiatives in the business to further modernize the foundation of the Company - all combining to drive financial performance in 2016 and beyond."

In closing, Shore said, "I greatly appreciate the dedication of the Fred's team in producing these strong results for 2015 and helping to build a solid infrastructure for the future. Throughout the Company, we are excited about the momentum we carry into 2016, and our team is committed to improving outcomes for our customers, together with a totally reimagined shopping experience, as we work to deliver strong shareholder returns next year and afterwards."

Fred's gross profit for the fourth quarter of 2015 increased 7.0% to $132.9 million, including non-recurring items, from $124.2 million, including non-recurring items, in the prior-year period. Gross margin for the quarter decreased 60 basis points to 24.0% from 24.6% in the same quarter last year. On an adjusted basis, gross margin for the quarter changed to 25.0% in 2015 from 27.0% last year, primarily as a result of sales growth in the Company's lower-margin specialty pharmacy business.

Gross profit for fiscal year 2015 increased 8.0% to $544.2 million, including previously mentioned non-recurring items, from an unadjusted gross margin of $503.8 million in the prior-year period. Gross margin for fiscal year 2015 decreased to 25.3% of sales compared with 25.6% in the prior-year period. On an adjusted basis, gross profit for fiscal year 2015 increased to $551.6 million compared with the prior year's adjusted gross profit of $533.2 million, while gross margin rate deleveraged 150 basis points, again reflecting specialty pharmacy growth.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, leveraged 280 basis points to 24.9% of sales from 27.7% of sales in the prior-year quarter. Adjusted expenses for the fourth quarter of 2015 decreased to 24.3% of sales from 27.1% of sales in the prior quarter. A significant improvement in expense rate is attributed to controlling occupancy costs, labor expense and specialty pharmacy operating expenses. In addition, specialty pharmacy growth continues to leverage year-over-year expenses.

In fiscal year 2015, selling, general and administrative expenses leveraged 220 basis points to 25.8% from 28.0% of sales in fiscal year 2014. Adjusted expenses for fiscal year 2015 leveraged 230 basis points to 25.4% of sales.

For the fourth quarter of 2015, operating loss, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, improved to $5.1 million or (0.9%) of sales compared with a loss of $15.7 million or (3.1%) of sales in the prior-year period. Adjusted operating income, also a non-GAAP financial measure, which takes into account the reconciling items mentioned earlier, increased to $3.6 million or 0.6% of sales from a loss of $0.7 million or (0.1%) of sales last year.

For fiscal year 2015, operating loss improved to $10.4 million or (0.5%) of sales compared with a loss of $48.4 million or (2.5%) of sales in the period-year period. Adjusted operating income improved to $5.3 million or 0.2% of sales from a loss of $11.8 million or (0.6%) of sales in fiscal year 2014.

For the fourth quarter of 2015, adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, also a non-GAAP financial measure that further excludes depreciation and amortization, LIFO expense and stock-based compensation from EBIT, improved to $11.3 million or 2.0% of sales compared with a loss of $2.1 million or (0.4%) of sales, including provisions, in the year-earlier quarter. Excluding inventory reserves and non-recurring items, adjusted EBITDA improved by $2.9 million over the prior-period adjusted EBITDA of $12.9 million.

For fiscal year 2015, adjusted EBITDA increased to $45.1 million or 2.1% of sales compared with a loss of $0.2 million or less than (0.1%) of sales, including inventory reserves, in fiscal year 2014. Excluding inventory reserves and non-recurring items, adjusted EBITDA was $53.2 million, 46% higher than adjusted EBITDA for fiscal 2014.

During fiscal 2015, the Company opened a net of two full-service locations and opened a net of one Xpress pharmacy location. The Company also moved three Xpress locations into existing full-service locations. Fred's also acquired two specialty pharmacy-only locations during fiscal year 2015.

The Company provides the following guidance for the first quarter of 2016 and the upcoming full fiscal year, which does not include an estimate of future data breach-related expenses:

  Total sales for the first quarter of 2016 are expected to increase in the range of 8% to 12%.
  Comparable store sales for the first quarter are expected to increase in the range of 1% to 3% compared with an increase of 0.8% in the first quarter last year.
  Earnings per diluted share for the first quarter are forecasted to be in the range of flat to $0.03 compared with essentially flat earnings per share last year.
  Adjusted EBITDA for the first quarter is forecasted to be in the range of $13 million to $16 million, compared with $11.6 million last year, an increase of 10% to 35%.
  Based on this outlook, the Company expects total sales for the year to increase in the range of 5% to 9%.
  Comparable store sales for the year are expected to increase in the range of 2% to 5% compared with an increase of 1.5% for fiscal 2015. The estimated contribution from specialty pharmacy sales growth to total Company comparable sales is approximately 100 to 200 basis points.
  Earnings per diluted share for the year are forecasted to be in the range of $0.27 to $0.32 compared with adjusted earnings per diluted share of $0.09 for fiscal 2015.
  Adjusted EBITDA for the year is forecasted to be in the range of $73 million to $78 million, an increase of 35% to 45% over adjusted EBITDA for fiscal 2015.

Fred's, Inc. and subsidiaries operate 659 discount general merchandise stores and three specialty pharmacy-only locations in 15 states in the southeastern United States. Included in the store count are 18 franchised locations. Also, there are 372 full service pharmacy departments located within Fred's stores, including five franchised locations. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's fourth quarter 2015 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until April 1, 2016.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended	Percent
	January 30, 2016	January 31, 2015	Change
Net sales	$554,577	$504,425	9.90%
Operating loss	($5,105)	($15,721)	67.50%
Net loss	($3,901)	($8,154)	52.20%
Net loss per share, basic and diluted	($0.11)	($0.22)	50.00%
Average shares outstanding:
Basic	36,837	36,360
Diluted	36,837	36,360

	52 Weeks Ended	52 Weeks Ended	Percent
	January 30, 2016	January 31, 2015	Change
Net sales	$2,150,703	$1,970,049	9.20%
Operating loss	($10,399)	($48,412)	78.50%
Net loss	($7,371)	($28,904)	74.50%
Net loss per share, basic and diluted	($0.20)	($0.80)	75.00%
Average shares outstanding:
Basic	36,675	36,313
Diluted	36,675	36,313

FRED'S, INC.
Unaudited Fiscal 2015 Fourth Quarter Results
(In thousands, except per share amounts)

	13 Weeks Ended	% of	13 Weeks Ended	% of
	January 30, 2016	Total	January 31, 2015	Total
Net sales	$554,577	100.0%	$504,425	100.0%
Cost of goods sold	421,698	76.0%	380,264	75.4%
Gross profit	132,879	24.0%	124,161	24.6%
Depreciation & amortization	11,865	2.1%	10,755	2.1%
Selling, general and administrative expenses	126,119	22.8%	129,127	25.6%
Operating loss	(5,105)	(0.9)%	(15,721)	(3.1)%
Interest expense, net	368	0.1%	99	0.0%
Loss before income taxes	(5,473)	(1.0)%	(15,820)	(3.1)%
Benefit for income taxes	(1,572)	(0.3)%	(7,666)	(1.5)%
Net loss	$(3,901)	(0.7)%	$(8,154)	(1.6)%
Net loss per share, basic and diluted	$(0.11)		$(0.22)
Weighted average shares outstanding:
Basic	36,837		36,360
Diluted	36,837		36,360

Unaudited Fiscal 2015 Results
(In thousands, except per share amounts)

	52 Weeks Ended	% of	52 Weeks Ended	% of
	January 30, 2016	Total	January 31, 2015	Total
Net sales	$2,150,703	100.0%	$1,970,049	100.0%
Cost of goods sold	1,606,553	74.7%	1,466,256	74.4%
Gross profit	544,150	25.3%	503,793	25.6%
Depreciation & amortization	45,652	2.1%	41,063	2.1%
Selling, general and administrative expenses	508,897	23.7%	511,142	26.0%
Operating loss	(10,399)	(0.5)%	(48,412)	(2.5)%
Interest expense, net	1,431	0.1%	504	0.0%
Loss before income taxes	(11,830)	(0.6)%	(48,916)	(2.5)%
Benefit for income taxes	(4,459)	(0.3)%	(20,012)	(1.0)%
Net loss	$(7,371)	(0.3)%	$(28,904)	(1.5)%
Net loss per share, basic and diluted	$(0.20)		$(0.80)
Weighted average shares outstanding:
Basic	36,675		36,313
Diluted	36,675		36,313

FRED'S, INC.
Unaudited Balance Sheet
(In thousands)

	January 30,	January 31,
	2016	2015
ASSETS:
Cash and cash equivalents	$5,917	$6,440
Inventories	340,730	315,678
Receivables	53,171	41,370
Other non-trade receivables	40,049	43,487
Prepaid expenses and other current assets	11,494	12,983
Total current assets	451,361	419,958
Property and equipment, net	138,993	143,985
Goodwill	44,472	87
Other intangible assets, net	94,171	79,542
Other non-current assets	1,515	2,903
Total assets	$730,512	$646,475

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$184,657	$143,250
Current portion of indebtedness	621	4,331
Accrued expenses and other	56,074	45,599
Total current liabilities	241,352	193,180

Long-term portion of indebtedness	52,527	2,259
Deferred income taxes	9,724	10,615
Other non-current liabilities	22,698	24,785
Total liabilities	326,301	230,839
Shareholders' equity	404,211	415,636
Total liabilities and shareholders' equity	$730,512	$646,475

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, ext. 2217
Chief Executive Officer